January 27, 2000

DST SYSTEMS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 1999 FINANCIAL RESULTS

For the quarter ended December 31, 1999, DST's consolidated net income was $37.1 million or $.57 per diluted share compared to fourth quarter 1998 net income of $6.5 million or $.10 per diluted share. Year-to-date, DST's consolidated net income was $138.1 million or $2.13 per diluted share compared to $71.6 million or $1.11 per diluted share in 1998. 1998 quarter and full year results were negatively affected by acquisition related charges of $19.4 million and $26.1 million after tax, respectively. Adjusting 1998 results for the effect of acquisition related charges, net income and diluted earnings per share for the fourth quarter increased 43.2% and 42.5%, respectively, and net income and diluted earnings per share for the full year increased 41.4% and 40.1%, respectively.

The following table summarizes the Company's revenues and income from operations by segment (dollars in millions):

                                Quarter ended            Year ended
                                 December 31,            December 31,

 Revenues                    1999         1998        1999         1998
                             ----         ----        ----         ----

 Financial Services         $141.9       $135.2      $554.9       $507.6
 Output Solutions            126.0        104.9       488.0        412.4
 Customer Management          55.5         62.0       203.0        220.1
 Investments and Other         8.1          8.3        32.9         34.1
 Intersegment eliminations   (19.3)       (18.9)      (75.5)       (78.1)
                             ------       ------      ------       ------
                            $312.2       $291.5    $1,203.3     $1,096.1
                             ======       ======    ========    ========

 Income from operations

 Financial Services          $29.2        $24.0      $122.8        $85.4
 Output Solutions              9.8          8.8        49.0         33.9
 Customer Management          10.3          3.9        21.3         24.5
 Investments and Other          .8          2.3         6.6          8.8
 Acquisition related charges              (26.0)                   (33.1)
                             ------       ------      -----        ------
                             $50.1        $13.0      $199.7        $119.5
                             =====        =====      ======        ======

Consolidated revenues increased $20.7 million or 7.1% over the prior year quarter and $107.2 million or 9.8% over the prior year reflecting higher financial services and output solutions revenues, which were partially offset by a decline in customer management revenues, as result of lower revenues from TCI, a discontinued customer, and a decline in equipment sales. Removing the effects of TCI and equipment sales, consolidated revenues increased 12.3% over the prior year quarter and 13.9% over the prior year.

Consolidated income from operations totaled $50.1 million for the quarter and $199.7 million for the year ended December 31, 1999, an increase of $37.1 million over the 1998 fourth quarter and $80.2 million over 1998 year to date results, primarily from increased operating earnings, and required capitalization of internal use software development costs of $4.9 million for the quarter and $20.9 million for the year ended December 31, 1999. 1998 fourth quarter results also included acquisition related charges of $26.0 million related to DST's merger with USCS International, Inc. (the USCS Merger) in December 1998. Total 1998 one-time acquisition related charges were $33.1 million. Excluding the effects of merger costs on 1998 results, operating income increased 28.5% and 30.9% over 1998 quarter and full year results, respectively.

Financial Services Segment

Financial Services Segment revenues for the quarter were $141.9 million, an increase of $6.7 million or 5.0% over fourth quarter 1998. U.S. revenues increased $7.2 million, or 7.0%, primarily from increases in mutual fund shareowner accounts processed. 1998 fourth quarter revenues included a one-time $3.9 million termination fee from a mutual fund client. Adjusting 1998 results for the termination fee, U.S. revenues increased 11.2% for the quarter. U.S. mutual fund shareowner accounts serviced totaled 56.4 million at December 31, 1999, an increase of 13.3% from the 49.8 million serviced at December 31, 1998 and an increase of 2.9% from the 54.8 million serviced at September 30, 1999. Total retirement plan accounts increased 2.9 million or 20.3% to 17.4 million at December 31, 1999. Net new IRA accounts for 1999 were 2.0 million, of which approximately 53% were Roth or Educational IRA accounts. Roth or Educational IRA's now comprise 19.4% of total IRA accounts serviced by the Company. 401(K) accounts serviced increased approximately $0.9 million or 39% to 3.4 million accounts at December 31, 1999. U.S. AWD(R) workstations licensed were 35,800 at December 31, 1999, an increase of 30.7% over year-end 1998 levels.

International revenues totaled $31.2 million for the fourth quarter 1999, a decrease of $0.6 million or 1.9% over comparable prior year quarter revenues. The decrease was attributable to a decline in software license and related professional service revenues from investment accounting products, as certain customers implemented Year 2000 software installation freezes in the fourth quarter of 1999. This decrease was partially offset by higher Canadian mutual fund processing and service revenues and an increase in AWD software maintenance and service revenues. International AWD workstations licensed were 21,900 at December 31, 1999, an increase of 21.7% over year-end 1998 levels.

Financial Services Segment income from operations for the fourth quarter 1999 increased $5.2 million or 21.7% over the prior year quarter to $29.2 million, resulting in an operating margin of 20.6% compared to 17.8% for the prior year. Costs and expenses decreased 2.8%, as increased personnel costs necessary to support revenue growth were more than offset by the effect of capitalizing $4.1 million of internal use software development costs. Depreciation and amortization costs increased $4.0 million or 22.5% compared to the fourth quarter of 1998, primarily related to a one-time $3.7 million asset impairment charge for certain international securities processing systems.

Financial Services Segment revenues for the year ended December 31, 1999 were $554.9 million, an increase of $47.3 million or 9.3% over the prior year period, principally from higher mutual fund and AWD revenues. Financial Services Segment income from operations for the year ended December 31, 1999 increased $37.4 million or 43.8% over the prior year period to $122.8 million. Costs and expenses increased 1.4%, principally from increased personnel costs to support revenue growth and a one-time $3.1 million third quarter 1999 charge related to the termination of an international software development contract, which were partially offset by the effect of capitalizing $18.1 million of internal use software costs. Depreciation and amortization increased $4.7 million or 7.6% in the year ended December 31, 1999 to $66.5 million, primarily from the one-time charge discussed above.

Output Solutions Segment

Output Solutions Segment revenues for the quarter ended December 31, 1999 were $126.0 million, an increase of $21.1 million or 20.1% over fourth quarter 1998. Revenue growth resulted from increased volume of images and statements produced from U.S. mutual fund shareowner growth, and internal growth of existing customers primarily in the telecommunications and package delivery industries. Output Solutions Segment images produced in the fourth quarter 1999 increased 14.6% to 1.6 billion and statements mailed increased 11.9% to 421 million compared to the fourth quarter of 1998.

Output Solutions Segment income from operations for the fourth quarter increased $1.0 million or 11.4% over the prior year quarter to $9.8 million, resulting in an operating margin of 7.8% compared to 8.4% in the prior year quarter. Costs and expenses increased 20.5%, principally due to increased personnel costs to support revenue growth, increased product development costs and integration costs to combine the output related businesses, partially offset by the effect of capitalizing $0.8 million of internal use software development costs. Depreciation and amortization increased 27.6% in the fourth quarter 1999 to $9.7 million from increased print/mail equipment capital to support revenue growth.

Output Solutions Segment revenues for the year ended December 31, 1999 were $488.0 million, an increase of $75.6 million or 18.3% over the prior year period. Output Solutions Segment income from operations for the year ended December 31, 1999 increased $15.1 million or 44.5% over the prior year period to $49.0 million, principally from increased revenues and the effect of $2.8 million of capitalized internal use software development costs.

Customer Management Segment

Customer Management Segment revenues for the quarter ended December 31, 1999 were $55.5 million, a decrease of $6.5 million or 10.5% from the 1998 quarter. Processing and software service revenues increased $2.1 million or 4.3% from a $6.6 million or 15.0% increase in non-TCI revenues which was partially offset by a $4.5 million decrease in TCI revenues. Equipment sales declined $8.6 million.

Customer Management Segment income from operations for the fourth quarter 1999 increased $6.4 million to $10.3 million, resulting in an operating margin of 18.6%. Costs and expenses declined $13.7 million or 25.0%, primarily attributable to a decrease in costs related to equipment sales, and reduced costs associated with processing and software services. Depreciation and amortization increased $0.8 million, primarily attributable to amortization of capitalized software development costs.

Customer Management Segment revenues for the year ended December 31, 1999 were $203.0 million, a decrease of $17.1 million or 7.8% over the prior year, from a $2.1 million decrease in processing and software services revenues and a $15.0 million decrease in equipment sales. Exclusive of TCI, processing and service revenues increased $20.1 million or 12.7% over the 1998 prior year. Customer Management Segment income from operations for the year ended December 31, 1999 decreased 13.1% over the prior year period to $21.3 million.

Investments and Other

Investments and Other Segment revenues decreased $0.2 million for the quarter ended December 31, 1999 to $8.1 million. Segment revenues are primarily rental income for facilities leased to the Company's operating segments. Investments and Other Segment income from operations declined $1.5 million for the quarter ended December 31, 1999, primarily attributable to a one-time charge related to certain equipment leased to third parties.

Acquisition Related Charges

Income from operations for the fourth quarter 1998 includes $26.0 million of one-time merger charges related to the USCS Merger. The $26.0 million of one-time charges included $9.1 million of transaction related expenses (recognized without any associated tax benefit) and $16.9 million of integration costs. The integration costs consist primarily of asset impairment charges and costs of leased excess capacity, terminating certain contractual obligations, and employee severances. Income from operations for the year ended 1998 included the USCS Merger charges and $7.1 million of one-time merger charges related to USCS' acquisition of Custima International plc in the third quarter of 1998.

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (dollars in millions):

                   Quarter ended                              Year ended

                    December 31,                              December 31,
                    ------------                              ------------
               1999             1998                     1999             1998
               ----             ----                     ----             ----

      BFDS     $1.6             $1.6                     $8.9             $7.2
      Argus      .5               .9                      2.6              2.7
      EFDS     (1.9)            (3.6)                    (5.3)           (11.1)
      Other      .1              (.1)                      .4             (1.5)
               -----           -----                     -----            -----
                $.3            $(1.2)                    $6.6            $(2.7)
               =====           ======                    =====           ======

EFDS losses decreased from the prior year quarter, reflecting an increase in accounts serviced to 2.0 million at December 31, 1999, which is 0.6 million or 42.9% above year-end 1998 and 0.1 million or 5.3% over September 30, 1999 levels. EFDS losses reflect continued system development and conversion costs for FAST2000. DST's share of internal use software development costs capitalized by EFDS was $0.3 million in the fourth quarter of 1999 and $2.4 million for the year ended December 31, 1999. Argus' earnings decreased from the prior year quarter primarily from costs associated with converting two new customers to Argus' system. 1998 results of other unconsolidated affiliates reflect certain non-recurring real estate debt refinancing costs.

Other income, net

Other income was $8.1 million for the quarter ended December 31, 1999, compared to $1.4 million for the fourth quarter of 1998. 1999 year-to-date Other income totaled $13.2 million compared to $7.4 million in 1998. The increase in Other income resulted from gains on sales of equity investments and higher levels of interest and dividend income.

Interest expense

Interest expense totaled $1.2 million for the quarter ended December 31, 1999 and $5.2 million for the year ended 1999, down from $1.7 million in the prior year quarter and $8.6 million in the prior year. Average debt balances were lower in 1999 compared to 1998.

Income taxes

DST's effective tax rate was 35.9% for the quarter and year ended December 31, 1999 compared to 44.3% for the prior year quarter and 38.3% for the prior year. The 1999 tax rate was affected by tax benefits relating to certain international operations and recognition of state tax benefits associated with income apportionment rules. The 1998 tax rate was affected by certain acquisition related costs which were recognized without any associated tax benefit, and was partially offset by certain benefits relating to USCS' international operations and state income taxes.

Other Actions

During the quarter ended December 31, 1999, DST purchased 478,000 shares of its common stock under its previously announced 4,175,000 share repurchase program. As of December 31, 1999, DST has purchased 840,000 shares since the program commenced. The shares purchased will be utilized for DST's stock award and stock option programs.

* * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-KA dated March 25, 1999 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.




                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME

                     (In millions, except per share amounts)
                                   (Unaudited)




                                         For the Three Months                   For the Year
                                           Ended December 31,                 Ended December 31,

                                    -------------------------------    --------------------------------
                                            1999            1998               1999             1998
                                    -------------------------------    --------------------------------

Revenues                                  $ 312.2         $ 291.5           $1,203.3         $1,096.1

Costs and expenses                          223.4           222.2              880.8            837.8
Depreciation and amortization                38.7            30.3              122.8            105.7
Acquisition related charges                                  26.0                                33.1
                                    ---------------  --------------    ---------------  ---------------

Income from operations                       50.1            13.0              199.7            119.5

Interest expense                             (1.2)           (1.7)              (5.2)            (8.6)
Other income, net                             8.1             1.4               13.2              7.4
Equity in earnings (losses) of
     unconsolidated affiliates                0.3            (1.2)               6.6             (2.7)
                                    ---------------  --------------    ---------------  ---------------

Income before income taxes and
     minority interests                      57.3            11.5              214.3            115.6

Income taxes                                 20.6             5.1               76.9             44.3
                                    ---------------  --------------    ---------------  ---------------
Income before minority interests             36.7             6.4              137.4             71.3
Minority interests                           (0.4)           (0.1)              (0.7)            (0.3)
                                    ---------------  --------------    ---------------  ---------------

Net income                                 $ 37.1           $ 6.5            $ 138.1           $ 71.6
                                    ===============  ==============    ===============  ===============

Average common shares outstanding            63.2            62.8               63.2             62.7
Diluted shares outstanding                   64.8            64.5               64.8             64.3

Basic earnings per share                   $ 0.59           $0.10            $  2.19           $ 1.14
Diluted earnings per share                 $ 0.57           $0.10            $  2.13           $ 1.11

DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE Symbol: DST
CHX Symbol:  DST
Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer